	BofA Funds Series Trust				Exhibit 77O
Summary of Rule 10f-3 Transactions
28-Feb-14
Fund/Security Description	Security Type1	Purchase Date	Selling Broker2	Principal Amount Purchased3	Purchase Price	Amount Paid By Fund
BofA New York Tax-Exempt Reserves Fund
State of New York Mortgage Agency Homeowner Mortgage Revenue Bonds 10/1/2014	4	2/13/2014	Morgan Stanley & Co., Inc.	2,935,000	100.000	$2,935,000

1 Security Type:	(1) part of an issue registered under the Securities Act of 1933 that is being offered to the public;
(2) securities sold in an Eligible Foreign Offering;
(3) securities sold in an Eligible Rule 144A offering;
(4) eligible Municipal Securities;
(5) part of an issue of government securities, as defined in Section 2(a)(16) of the Investment Company Act of 1940.

2 The Selling Broker is not affiliated with the Affiliated Underwriter.

3 The amount of any class of the issue to be
purchased by the Fund, aggregated with purchases
 of the same issue by all investment companies
(registered or unregistered) advised by the
Advisor, and with other accounts over

which the Advisor has investment discretion
and has exercised such investment discretion
with respect to the purchase, does not exceed
(i) 25% of the principal amount of the offering
of such class or (ii) if an Eligible Rule

144A offering, 25% of the total of the principal
amount of the offering of such class sold to
qualified institutional buyers plus the principal
amount of the offering of such class in any
concurrent public offering.